Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into as of the 6th day of May 2015 (the "Effective Date"), between Z Trim Holdings, Inc., an Illinois corporation, whose principal place of business is 1011 Campus Drive, Mundelein, Illinois 60060 and any of its successors or affiliated companies (collectively, "Company") and Anthony Saguto, an individual residing at 700 Wingate Road, Glen Ellyn IL 60137(hereinafter referred to as "Employee").

RECITALS

WHEREAS, the Company is principally engaged in the business of development and marketing of an agri-tech based solutions for the food, industrial and pharmaceutical industries (the "Business");

WHEREAS, the Company desires to employ the Employee and the Employee desires to enter into the employ of the Company;

WHEREAS, the Company has established a valuable reputation and goodwill in its business, with expertise in all aspects of the Business;

WHEREAS, the Employee has established a valuable reputation and goodwill in his business, with expertise in certain, but not all, aspects of the Company's business by virtue of the Employee's prior employment, and is or will become familiar with and possessed with the manner, methods, trade secrets and other confidential information pertaining to the Company's Business, including the Company's intellectual property, patents and client base;

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Employee do hereby agree as follows:

1.              Recitals. The above recitals are true, correct, and are herein incorporated by reference.

2.              Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.              Authority and Power during Employment Period.

a.  Duties and Responsibilities. During the Term of this Agreement, the Employee shall serve as "Chief Financial Officer" of the Company and shall have such responsibilities and duties as customarily undertaken by individuals in similar positions in publicly-traded companies.

b.  Time Devoted. Throughout the Term of this Agreement, the Employee shall devote all of his business time and attention to the business and affairs of the Company consistent with the Employee's position with the Company, except for reasonable vacations, illness or incapacity.

1011 Campus Drive, Mundelein, IL 60060    ● p: 847-549-6002     ● f: 847-549-6028      ● www.ztrim.com

c.   Best Efforts. Throughout the Term of this Agreement, the Employee agrees to use his best efforts to promote the Company's Business, including, as set forth below, some activities related to sales, sales leads and sales generation. For purposes of this Agreement, "best efforts" shall be defined as the Employee carrying out his assigned duties and responsibilities, adhering to the covenants contained in paragraphs 10 of this Agreement, and complying with the policies and procedures related to the Company's operation of its Business.

4.              At will. Employee's employment under this Agreement shall be at will.

5.              Salary and Commission Compensation.

a.  Base Salary. The Employee shall be paid a base salary, payable in accordance with the Company's policies from time to time for salaried employees, at the rate of One Hundred Fifty Thousand Dollars ($150,000) per year.

b.  No Increase in First Three Years.  Employee’s Base Salary will not be subject to any increases until after the third (3rd) anniversary of the Effective Date hereof.

c.   Addition to Base Salary.  Employee will be entitled to receive, in addition to his Base Salary, a commission of five percent (5%) on all consummated sales of Company’s products to customers directly introduced to Company by Employee (“New Customers”) after the sale of 500,000 pounds of Company’s products to such customers (in the aggregate, not individually).  Payment shall be made hereunder with ten (10) business days after Company receives cleared payment from Customer.

d.  Adjustment to Base Salary.  After six months of the Effective Date of this Agreement, the Company is not selling its products (in the aggregate) at a run rate of 20,000 pounds per month to New Customers, Employee agrees that his Base Salary will be adjusted (“Adjusted Base Salary”) to One Hundred Thirty Thousand Dollars ($130,000) per annum until such time as the run rate of products sold to such new customers reaches 20,000 pounds per month for three (3) consecutive months.

6.              Options. After the “Probationary Period” (defined as the first ninety (90) days after the Effective Date of this Agreement), the Employee shall receive 3.3 million options as set forth below:

a.  Beginning on the fourth calendar month after the Effective Date of this Agreement (i.e., after the Probationary Period), these options shall vest in fifteen (15) equal installments, 220,000 options per installment on the first day of each installment period (i.e.,  August 1, 2015; November 1, 2015; February 1, 2016; May 1, 2016; August 1, 2016; November 1, 2016; February 1, 2017; May 1, 2017; August 1, 2017; November 1, 2017; February 1, 2018; May 1, 2018; August 1, 2018; November 1, 2018 and February 1, 2019).

1011 Campus Drive, Mundelein, IL 60060    ● p: 847-549-6002     ● f: 847-549-6028      ● www.ztrim.com

b.  These options shall vest upon issuance at the relevant installment date.

c.  The strike price thereof shall be Thirty Cents ($0.30).

7.               Health and Personal Days.

a.  The Employee shall be entitled to participate in any benefit plans the Employer maintains for Officers of the Company in the same manner as other Officers. Employee shall be eligible for health insurance upon the Effective Date hereof, with no waiting period required

b.  Employee shall be entitled to 23 days of vacation, personal days and sick days, in total.

8.               Termination of Employment.

a.  Termination by the Company for Cause.

i. Nothing herein shall prevent the Company from terminating the Employee for "Cause," as hereinafter defined. In the event that the Employee is terminated for cause, the Employee will be only be entitled to his salary, plus any earned vacation and commission. If the Employee is terminated for cause under (A), (B), (C) or (D) under subsection 8.a.ii, any other benefits shall be immediately revoked, including any outstanding unexercised options. In the event the Employee is terminated for any other cause, Employee shall be entitled to keep the options awarded to him prior to termination that remain unexercised.

ii. "Cause" shall mean (A) committing or participating in an act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; (D) an act or acts (1) constituting a felony under the laws of the United States or any state thereof; or (2) if applicable, loss of any state or federal license required for the Employee to perform the Employee's material duties or responsibilities for the Company; or (E) the Employee's breach of any provision of this Agreement.

b.  Termination Without Cause.  Notwithstanding anything contained herein to the contrary, this Agreement may be terminated (i) at any time upon the mutual written consent of the Company and the Employee; or (ii) by Employee by giving sixty (60) days’ prior written notice to Employer; or (iii) by Employer giving thirty (30) days’ prior written notice to Employee. During such 60- or 30-day period, the Employee shall continue to perform the Employee's duties pursuant to this Agreement, and the Company shall continue to compensate the Employee in accordance with this Agreement.

1011 Campus Drive, Mundelein, IL 60060    ● p: 847-549-6002     ● f: 847-549-6028      ● www.ztrim.com

9.              Severance.  If the Employee is terminated without cause or not initiated by the Employee, the Company will provide nine (9) months’ severance to Employee, based on Employee’s Base Salary or Adjusted Base Salary, whichever is in effect at the time of termination notice.  In addition, Employee shall be entitled to retain all unexercised options awarded to him pursuant to Section 6 a. above.

10.           Covenant Not to Compete and Non-Disclosure of Information

a.  Covenant Not to Compete. The Employee acknowledges and recognizes the highly competitive nature of the Company's Business and the goodwill, continued patronage, and specifically the names and addresses of the Company's Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money and effort. Accordingly, in consideration of the execution of this Agreement, the Employee agrees to the following:

i.          That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Employee will not, individually or in conjunction with others, directly or indirectly, engage in any Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

ii.         That during the Restricted Period and within the Restricted Area, the Employee will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company's Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

iii.        That during the Restricted Period and within the Restricted Area, the Employee will not (A) directly or indirectly recruit, solicit or otherwise influence any employee or agent of the Company to discontinue such employment or agency relationship with the Company, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities of the Company (the "Competitive Business") to employ or seek to employ for any Competitive Business employs or seeks to employ such person employed by the Company.

iv.        That during the Restricted Period the Employee will not interfere with, or disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any supplier, customer or agent of the Company.

b.          Non-Disclosure of Information.  The Employee acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's products, services, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company's Clients (the "Proprietary Information") are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Employee hereunder. In light of the highly competitive nature of the industry in which the company's business is conducted, the Employee agrees that all Proprietary Information, heretofore or in the future obtained by the Employee as a result of the Employee's association with the Company shall be considered confidential.

1011 Campus Drive, Mundelein, IL 60060    ● p: 847-549-6002     ● f: 847-549-6028      ● www.ztrim.com

In recognition of this fact, the Employee agrees that the Employee, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Employee's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Employee is legally required to disclose such Proprietary Information. Documents (as hereinafter defined) prepared by the Employee or that come into the Employee's possession during the Employee's association with the Company are and remain the property of the Company, and when this Agreement terminates, such Documents shall be returned to the Company at the Company's principal place of business, as provided in the Notices provision (Section 9) of this Agreement.

c.          Documents. "Documents" shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; email; books; records; tangible things; correspondence; communications; telex messages; memoranda; work-papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account; records and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term "Documents" shall also mean identical copies of original documents or non-identical copies thereof.

d.         Company's Clients. The "Company's Clients" shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations for whom the Company has performed Business Activities.

e.          Restricted Period. The "Restricted Period" shall be deemed as the term of this Agreement and twelve (12) months following termination of this Agreement.

f.           Restricted Area. The Restricted Area shall be deemed to mean within any county of any state in which the Company is providing service at the time of termination of this Agreement.

g.          Business Activities. "Business Activities" shall be deemed to include the Business and any additional activities that the Company or any of its affiliates may engage in during the term of this Agreement.

h.          Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 10(a) and 10(b)  are essential elements of this Agreement, and that but for the agreement by the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Employee shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Employee.

1011 Campus Drive, Mundelein, IL 60060    ● p: 847-549-6002     ● f: 847-549-6028      ● www.ztrim.com

i.           Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 10(a) and 10(b) shall survive the termination of this Agreement and the Employee's employment with the Company.

j.            Remedies.

i.	The Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Section 10(a) or 10(b) herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach or threatened breach by the Employee of any of the provisions of Section 10(a) or 10(b), the Employee agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Employee to payment or otherwise under this Agreement and all amounts then or thereafter due to the Employee from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Employee agrees not to oppose the Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

ii.	The Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 10(a) or 10(b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

11.             Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or the Employee's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law and regulation.

12.             Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested, by overnight delivery; by courier; or by confirmed telecopy, in the case of the Employee to the Employee's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

1011 Campus Drive, Mundelein, IL 60060    ● p: 847-549-6002     ● f: 847-549-6028      ● www.ztrim.com

13.             Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

14.             Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

15.             Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

16.             Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by the Employee but shall be assignable by the Company in connection with the sale, transfer or other disposition of any part or all of its business or to any of the Company's affiliates controlled by or under common control with the Company.

17.             Governing Law. This Agreement shall become valid when executed and accepted by the Company. The parties agree that it shall be deemed made and entered into in the State of Illinois and shall be exclusively governed in accordance with the laws of the State of Illinois without regard for conflict of law principles.

18.             Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

19.             Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

20.             Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

21.             Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

1011 Campus Drive, Mundelein, IL 60060    ● p: 847-549-6002     ● f: 847-549-6028      ● www.ztrim.com

22.             Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the ultimately successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.

23.             Venue. Company and Employee acknowledge and agree that the U.S. District for the Northern District of Illinois, or if such court lacks jurisdiction, the Nineteenth Judicial Circuit (or its successor) in and for Lake County, Illinois, shall be the exclusive venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

24.             Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

25.             Facsimile Copies. All duly executed facsimile copies are fully binding under any and all applicable laws.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

WITNESSED BY:
Z TRIM HOLDINGS, INC.

/s/ Edward Smith	/s/ Anthony Saguto
Edward Smith	Anthony Saguto, Individual
CEO
on behalf of Z Trim Holdings, Inc.

/s/ Morris Garfinkle
Morris Garfinkle
Chairman of the Board
Chairman, Audit Committee
on behalf of Z Trim Holdings, Inc.

1011 Campus Drive, Mundelein, IL 60060    ● p: 847-549-6002     ● f: 847-549-6028      ● www.ztrim.com